James P. Wallin
                             2500 Westchester Avenue
                            Purchase, New York 10577


Evergreen Limited Market Fund, Inc.
2500 Westchester Avenue
Purchase, New York 10577


Dear Sirs:

     Evergreen Limited Market Fund, Inc., a Maryland Corporation (the "Fund"), is filing with the Securities and Exchange Commission a Post-Effective Amendment to its Registration Statment on Form N-1A (the "Amendment") for the purpose of registering additional shares pursuant to Rule 24e-2 under the Investment Company Act of 1940 (the "Rule"). The effect of the Amendment, when accompanied by the filing fee payable as prescribed by paragraph (c) of the Rule and by this Opinion, will be to register additional of shares of beneficial interest of the Fund (the "Shares") in the amounts set forth on the facing page of the Amendment.

     I have, as counsel, participated in various proceedings relating to the Fund and to the Amendment. I have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of the Fund's Articles of Incorporation, as now in effect, the minutes of meetings of the Directors of the Fund and other documents relating to the organization and operation of the Fund. I have also reviewed the form of the Amendment being filed by the Fund. I am generally familiar with the business affairs of the Fund.

     The Fund has advised me that the Shares will only be sold in the manner contemplated by the prospectus of the Fund current at the time of sale, and that the Shares will only be sold for a consideration not less than the net asset value thereof as required by the Investment Company Act of 1940 and not less than the par value thereof.

     Based upon the foregoing, it is my opinion that the Shares will be, when issued, fully paid and non-assessable. However, I note that as set forth in the Registration Statement, the Fund's shareholders might, under certain circumstances, be liable for transactions effected by the Fund.

     I hereby consent to the filing of this Opinion with the Securities and Exchange Commission together with the Amendment, and to the filing of this Opinion under the securities laws of any state.

     I am a member of the Bar of the State of New York and do not hold myself out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. I note that I am not licensed to practice law in The State of Maryland, and to the extent that any opinion expressed herein involves the law of Maryland, such opinion should be understood to be based solely upon my review of the documents referred to above, the published statutes of that State and, where applicable, published cases, rules or regulations of regulatory bodies of that State.


                                                  Very truly yours,

                                                 /s/James P. Wallin
                                                ---------------------
                                                  James P. Wallin
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